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                                                                   EXHIBIT 10.22
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                               SERVICES AGREEMENT

     THIS AGREEMENT, dated as of June 1, 2000, is by and between ISOLYSER COMPANY, INC., a Georgia corporation ("Isolyser"), and GLOBAL RESOURCES, INC., a Georgia corporation ("GRI").

                                   RECITALS:
                                   --------

     R-1. Isolyser intends to outsource to GRI certain services previously provided within Isolyser which are described below.

     R-2. GRI intends to organize a wholly-owned subsidiary under China law for purposes of carrying on certain business operations in China.

     NOW, THEREFORE, Isolyser and GRI agree as follows:

     1.   Services.

          (a) GRI will provide Isolyser with supply chain management services addressing the sourcing of polyvinyl alcohol fiber and manufacturing and shipping of products by contract manufacturers of Isolyser located in China including without limitation providing the services more fully described on Exhibit "A" attached hereto and incorporated herein by reference.
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          (b)  As often as reasonably requested by Isolyser, GRI will provide status reports to management of Isolyser concerning matters within the purview of the services provided by GRI under this Agreement. Without limiting the foregoing, GRI will provide monthly status reports on all active projects to an individual designated by Isolyser and cause all appropriate employees of GRI as may be reasonably requested by Isolyser to participate in meetings at the offices of Isolyser held not less frequently than quarterly to review business operations.

          (c) In performing its duties hereunder, GRI will act faithfully and to the best of its abilities in a manner intended to advance Isolyser's interests. GRI has advised Isolyser that GRI intends to provide supply chain management and other services to third parties which may include, without limitation, arranging contracts with Isolyser suppliers and manufacturers for supply and manufacturing services for third parties, subject to compliance at all times with the covenants contained in Section 3 of this Agreement and this Section. GRI will exercise best efforts to ensure that Isolyser has top priority when it comes to services from GRI. GRI will not conduct any business with Xinhua nonwovens (Hangzhou Xinhua Group Corporation, a company organized under China law and located in Hangzhou City, Zhejiang Province, China, and its successors) other than for the benefit of Isolyser without the prior permission of the President of Isolyser or his designee.
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          (d)  In addition to the services set forth on Exhibit "A" attached
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hereto, Isolyser and GRI may agree upon additional assignments to be undertaken by GRI and any additional compensation which the parties deem appropriate for such additional services.

     2.   Fee for Services.

          (a) For the respective periods set forth below, Isolyser shall pay GRI monthly in advance the monthly fee set forth below:

     Year                                    Monthly Fee
     ----                                    -----------

     June 1, 2000 to May 31, 2001            $25,000
     June 1, 2001 to May 31, 2003            $21,250

          (b) In addition to such monthly fee, until May 31, 2001 and provided such persons remain employees in good standing of Isolyser and no default by GRI shall have occurred under this Agreement, Isolyser shall make available to GRI the full time services of Marty Paugh and Sally Cheng at the expense (including salary, payroll taxes and employee benefits) of Isolyser, and Isolyser shall make available to GRI the full time services of Ming Tang and Michael Dai at the expense (including salary, payroll taxes and employee benefits) of Isolyser except that Isolyser may offset the salary and payroll taxes for Messrs. Tang and Dai from the monthly fee set forth in Section 2(a). After May 31, 2001, GRI shall be required to continue the services of the above employees or other personnel reasonably satisfactory to Isolyser at the sole cost and expense of GRI.

          (c) Isolyser shall provide to GRI accounting/bookkeeping services, human resources consulting and general office services at a fee not greater than Isolyser's cost so long as Isolyser and GRI share common office facilities. At any time upon sixty (60) days advance written notice to GRI, Isolyser may cease sharing with GRI its office facilities.

     3. Covenants of GRI. The covenants set forth in this section are a material inducement to Isolyser to enter into this Agreement.

          (a) As used herein, "Confidential Information" means information or knowledge which (i) is used or is developed to be used in the business of Isolyser, or results from the research or development activities of Isolyser or any of its customers or suppliers, (ii) is private or confidential and is not generally known or available to the public, and (iii) gives Isolyser or any of its customers or suppliers an opportunity to obtain an advantage over their respective competitors who do not know or use such information. Confidential Information includes technical information, design, know-how, shop practices, identification of suppliers or customers, pricing or other financial information, and any other information which Isolyser takes reasonable efforts to protect from disclosure and from which Isolyser derives actual or potential economic value due to its confidential nature. GRI agrees that it shall not and shall not permit any of its employees to disclose to any person or utilize for its own benefit any Confidential Information. On termination of this Agreement, GRI shall deliver to Isolyser all copies of writings or other data or media containing Confidential Information.

          (b) GRI agrees not to directly or indirectly (i) solicit Isolyser employees to leave Isolyser or (ii) hire any Isolyser employees during the term of this Agreement and for a

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period of two (2) years following the termination of this Agreement unless otherwise agreed by Isolyser. This paragraph shall not prevent GRI from hiring Marty Paugh, Sally Cheng, Ming Tang or Michael Dai.

          (c) GRI will treat as belonging solely and exclusively to Isolyser and will fully and promptly disclose and assign to Isolyser without additional payment all ideas, discoveries, inventions, contributions, and improvements (whether or not patentable or copyrightable) which in any way relate to Isolyser's business or which result from tasks assigned by Isolyser to GRI or any employee of GRI and which are conceived or reduced to practice by GRI or its employees, alone or with others. GRI, at Isolyser's expense at any time during or after the term of this Agreement, will sign all papers and do such other acts and things as Isolyser may reasonably require of GRI to protect Isolyser's rights to such ideas, discoveries, inventions, contributions and improvements including, without limitation, applying for, obtaining and enforcing U.S. and foreign patents and copyrights.

          (d) During the term of this Agreement and until the second anniversary of the date of termination of this Agreement, GRI shall not anywhere in the world engage in the business of or render services to others with respect to developing, manufacturing, or selling equipment drapes or equipment covers, materials (including, without limitation, woven and nonwoven fabrics, films or thermoformed or extruded items) manufactured from polyvinyl alcohol or any novel degradable polymers used by Isolyser or products directly or indirectly competitive with Isolyser's Liquid Treatment System or Sharp Management System.

          (e) In addition to any other rights and remedies which are available to Isolyser with respect to any breach or violation of the protective covenants set forth herein, it is recognized and agreed that Isolyser shall be entitled to obtain injunctive relief which would prohibit GRI from continuing any breach or violation of such protective covenants.

     4.   Term.

          (a) The term of this Agreement shall be for three years, commencing on June 1, 2000, and expiring on May 31, 2003. Isolyser and GRI may agree to extend the term of this Agreement. This Agreement may be earlier terminated as set forth in this Section 4.

          (b)  This Agreement shall be subject to early termination as follows:

               (i) In the event of the breach by one party of any of the material terms or provisions of this Agreement which breach is not cured within thirty days following written notice by the non-breaching party to the breaching party, this Agreement may be terminated upon notice by the non-breaching party to the breaching party;

               (ii) This Agreement may be terminated immediately upon notice by Isolyser to GRI upon and in the event of (A) a breach by GRI of any of the covenants contained in Section 3 of this Agreement, or (B) the failure to pay when due any amount owing under that certain promissory note in the principal face amount of $200,000 dated June 1, 2000 made by GRI and payable to Isolyser which failure is not cured within ten (10) days after notice to GRI; or

               (iii) This Agreement may be terminated by Isolyser in the event
(A) the quality of services provided by GRI to Isolyser are not reasonably satisfactory to Isolyser and

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GRI fails to satisfy the reasonable requests of Isolyser to improve the quality of such services within ninety (90) days after notifying GRI of any issues with respect to such services, or (B) in the event any one or more of the following persons fail to control GRI: Isolyser, Mike Mabry, Ming Tang, Marty Paugh, and Gene McGrevin.

          (c) Upon the expiration or earlier termination of this Agreement, GRI shall undertake commercially reasonable efforts and shall cooperate with Isolyser to facilitate the transition to Isolyser of services previously provided to Isolyser by GRI.

     5. Employment Agreement. Isolyser and Mike Mabry are parties to an employment agreement dated March 31, 1998, under which Mr. Mabry agreed to work for Isolyser on a full time basis and agreed to certain covenants in favor of Isolyser. Isolyser agrees to modify the obligations of Mr. Mabry under such employment agreement to the extent necessary for Mr. Mabry to perform his obligations as an officer of GRI in order that GRI may in turn perform its obligations under this Agreement. At such time as Mr. Mabry becomes required to devote a significant portion of his working time to his duties as an officer of GRI, Mr. Mabry agrees to act in good faith to negotiate a downard adjustment in his minimum salary under such employment agreement.

     6. Miscellaneous. This Agreement is solely for the benefit of Isolyser and GRI, and (except as provided in Section 5) there shall be no third party beneficiary of this Agreement including management of GRI. This Agreement shall be governed by Georgia law. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Until such notice address may be changed by notice to the other party, any notice required by this Agreement shall be given to Isolyser at its principal place of business to the attention of its president, and to GRI at the principal place of business of Isolyser to the attention of GRI's president. Any notice shall be effective upon delivery to such offices. This Agreement may not be transferred or assigned by GRI without the written consent of Isolyser.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ISOLYSER COMPANY, INC.                       GLOBAL RESOURCES, INC.


By: __________________________________       By:_______________________________

Name:_________________________________       Name:_____________________________

Title:________________________________       Title:____________________________

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